UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 30, 2001

AVERT, INC.
(Exact name of registrant as specified in its charter)

Colorado
(State of other jurisdiction of incorporation)

0-239052
(Commission File Number)

84-1028716
(I.R.S. Employer Identification No.)

301 Remington, Fort Collins, Colorado        80524
(Address of principal executive offices)     Zip Code

     Registrant's telephone number, including area code: 970-484-7722

No Change
(Former name of former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets.

      Item 5 of this Form 8-K is incorporated by reference into this Item 2. On March 30, 2001 the Registrant acquired Advantage Assessment, Inc., a Florida corporation (“AAI”), by merging AAI with and into the Registrant with the Registrant as the surviving entity. In the merger, the AAI shareholders received $850,000 in cash and 45,000 shares of common stock of the Registrant. In addition, the Registrant set aside an additional $150,000 in cash to pay any outstanding liabilities of AAI existing at the close of the merger, determined within 60 days of the close of the merger. If the liabilities of AAI are less than $150,000, the balance will be paid proportionately to Christopher Smith and Christian Bailey two of the shareholders of AAI. The amount of consideration paid for AAI was determined through arms length negotiations. AAI was a closely held corporation owned by Nancy E. Norris, Christopher M. Smith, Christian R. Bailey, and D. Scott Othoson. Prior to the merger, none of the shareholders of AAI had any material relationship with the Registrant. Pursuant to the merger agreement, Christopher Smith the majority shareholder of AAI entered into an employment agreement with the Registrant. The Registrant used available cash to pay for the cash portion of the consideration and the assumption of the liabilities. None of the assets of AAI consisted of physical property.

Item 5. Other Events.

      On April 13, 2001, the Registrant issued the following press release:

FOR IMMEDIATE RELEASE:                                                                                                                                                                     NEWS
April 13, 2001                                                                                                                                                    Nasdaq National Market/AVRT
                                                                                                                                                                                          http://www.avert.com

AVERT, INC. COMPLETES MERGER WITH ADVANTAGE ASSESSMENT, INC.

FORT COLLINS, Colorado - Avert, Inc. (NASDAQ National Market/ AVRT) an Internet based application service provider (ASP) company providing employment screening and human resource solutions to a diverse nationwide customer base, today announced that it has successfully completed its merger with Advantage Assessment, Inc., a developer of employee assessment and candidate tracking technology.

The effective date of the merger was March 30, 2001. Advantage Assessment will now conduct business as the KeyPoint Division of Avert and will remain in its offices in Pensacola, Florida. The KeyPoint Division will continue to focus on development of enhanced assessment technology while Avert takes the lead role in the company’s sales efforts.

“We feel this acquisition demonstrates our ongoing commitment to provide a full suite of high quality hiring solutions that are customizable for both small to mid-sized businesses and large corporations,” stated Avert President and CEO, Dean Suposs. “Assessment testing is a natural fit with our employment screening product line and we plan to quickly move forward with the integration and marketing of this new product.”

Avert delivered online over a million pre-employment background searches in the past year through its OrderXpert environment. Advantage Assessment has provided employees with more than 36,000 job fit analyses, as well as the technology to collect and track applicant data in its Members Only system. Instant, online job fit assessments will be added as the first stage of Avert’s pre-employment process. This addition will allow clients to filter applicants through assessments, followed by their interviewing process and then Avert background checks, which provides the client with a more complete applicant profile to refer to in making a job offer. The two companies’ integrated delivery systems permit cost-effective hiring solutions for the complete pre-employment screening process.

About Avert, Inc. Avert, Inc., www.avert.com, is an Internet-based information network company providing employment background checks and human resource services via remote access to over 14,000 diverse clients nationwide. Combining innovative Internet technology and more than a decade of experience, Avert offers clients fast turnaround, current data and competitive pricing on products including criminal court records, driving records, reference checks, credit reports and much more. The company is headquartered in Fort Collins, Colo.

About Advantage Assessment, Inc. Advantage Assessment, Inc. was launched in August 1998 to introduce human resources applied technology via the Internet. The company's online HR applications are designed for recruiting job applicants, assessing candidates for job fit and tracking applicant data.

This press release may contain forward-looking statements that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Factors that may cause the company’s actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to, the following: risks associated with potential liability for failure to comply with federal and state regulations; liability to customers and/or to the subjects of background checks for inaccurate or misuse of information; loss of key personnel; and intense competition, as well as general economic business conditions, changes in laws or regulations and other factors, many of which are beyond the control of the company.

CONTACT: Katherine Link, Avert, Inc., 800-367-5933 ext. 217 or link@avert.com

##

Item 7. Financial Statements and Exhibits

        (a)         Financial Statements of the Business Acquired

                 Not required.

        (b)          Pro Forma Financial Information

                 Not required.

        (c)         Exhibits.

                 10.1 Agreement and Plan of Merger dated March 30, 2001

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                                             AVERT, INC.

Date         April 13, 2001                           By: /s/ Dean A. Suposs
                                                                            Dean A. Suposs, President

EXHIBIT INDEX

Exhibit No.                        Exhibit Description                                         Page

              10.1                      Agreement and Plan of Merger                    E-1
                                                  dated March 30, 2001